RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement (the “Agreement”) is entered into as of March 31, 2006 and is by and between Amerimine Resources, Inc., a Florida corporation (“Amerimine”) and  Duluth Venture Capital Partners, LLC, individually and on behalf of the investor group (“Duluth”).

R E C I T A L S

WHEREAS, Amerimine has negotiated an Agreement and Plan of Reorganization (“APR”) pursuant to which it shall acquire American Unity Investments, Inc., a Nevada corporation (“AUI”) for 50,000,000 shares of common stock, after giving effect to a reverse stock split; and

WHEREAS, Duluth purchased in March 2005 $100,000 in principal amount of 1.5% Convertible Debentures (“Debentures”) from Chiriquitos Mining, Inc., which Debentures were assumed by Amerimine on March 17, 2005; and

WHEREAS, there remain outstanding $43,700 in principal amount of the Debentures, including $36,062.75 it has transferred to 6 other persons and $7,637.25 it has retained, plus approximately $750 in accrued interest, and the Debentures contain certain antidilution provisions which entitle the holder of the Debentures to convert into common stock at the lower of book value per share or a fixed price of $.01 per share, such fixed price to be adjusted for issuances by Amerimine for less than $.01 per share; and

WHEREAS, Amerimine has a negative net worth as of March 31, 2006, and will continue to have a negative net worth after the closing of the APR, and therefore Duluth contends it has the right to convert into more than 50,000,000 (post split) shares upon closing of the APR, and AUI is unwilling to close the APR on such terms; and

WHEREAS, the parties wish to compromise and settle all issues pertaining to the Debentures.

In consideration of the foregoing recitals, the parties agree as follows:

1.

Incorporation of Recital Paragraph.  The recitals are incorporated herein by this reference.

2.

Consideration and Mutual Release.  In consideration of the terms set forth in Section 3, each party, on behalf of itself, its partners, successors, assigns, agents, representatives, employees, affiliates, and all persons acting by, through, under or in consort with it, if any, hereby releases and discharges the other party and its owners, stockholders, partners, predecessors, successors, assigns, agents, directors, officers, representatives, employees, affiliates, attorneys, subsidiaries and all persons acting by, through, under or in consort with it, if any, from any and all rights, causes of action, demands, damages, costs, loss of services, expenses and compensation whatsoever, claims, duties, obligations and actions which each party and its above-mentioned agents, successors, representatives and assigns now have, or as may hereinafter arise against the other party and its above-mentioned employees, agents, successors and assigns, including without limitation those arising out of the Debentures.

3.

Terms.  Amerimine agrees to issue 22,463,768 shares of its free trading common stock upon closing of  the APR to the persons listed on Exhibit A hereto.

4.

Miscellaneous.

4.1

This Agreement is freely and voluntarily executed by each party after having been apprised of all relevant information and all data.  Each party, in executing this Agreement, has not relied on any inducements, promises, or representations made by any other party hereto, or their employees or agents, and the execution of this Agreement does not represent an admission of liability on the part of any party hereto.

4.2

In the event that legal proceedings are commenced to enforce or interpret any of the terms or conditions of this Agreement, or for breach of any such terms and conditions, the losing party in such proceeding shall pay to the prevailing party such reasonable sums for attorneys' fees and costs incurred as may be fixed by the court or jury in addition to any other relief to which it may be entitled.

4.3

This Agreement is to be governed by, and construed in accordance with, the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMERIMINE RESOURCES, INC.

DULUTH VENTURE  CAPITAL PARTNERS, LLC

/s/ Lin Bi

/s/ William Wilkinson

Lin Bi

William Wilkinson

President

Managing Member